Exhibit 99.1

ATRM REPORTS SECOND QUARTER 2016

RESULTS AND OUTLOOK FOR FISCAL YEAR 2016

St. Paul, Minn (08/15/16)—ATRM Holdings, Inc. (OTCQX: ATRM) (“ATRM” or the “Company”) today reported financial results for its second quarter ended June 30, 2016 and its outlook for the remainder of fiscal year 2016.

Company Operations:

The modular construction business based in South Paris, Maine and operated by the Company’s wholly-owned subsidiary, KBS Builders, Inc. (“KBS”), represents ATRM’s primary operations.

Second Quarter 2016 Results:

Net sales were approximately $5.9 million in Q2 2016, compared to $6.8 million in Q2 2015. Residential sales declined to $5.0 million in Q2 2016 compared with $6.3 million in Q2 2015. Commercial sales increased to $0.9 million in Q2 2016 from $0.5 million in Q2 2015. Residential and commercial sales represented 85% and 15%, respectively, of total net sales in Q2 2016 compared with 93% and 7%, respectively, of total net sales in Q2 2015. The decrease in residential sales over the prior-year period was due to lower production levels. The Company only operated its South Paris, Maine factory until its order backlog was sufficient to re-open its second factory nearby in Waterford, Maine, which had been closed for the slower winter months. Commercial sales in Q2 2016 included $0.7 million for a multi-tenant building that was completed in June 2016. This successful commercial project was consistent with the Company’s previously announced strategy to reduce or eliminate the site-related work (electrical, plumbing, heating, air conditioning, etc. work done on site) it performs on commercial projects. The Company continues to believe this strategy will improve profit margins and reduce risk on commercial projects in the future. This strategic transition is complete and the Company expects commercial sales will increase during the remainder of fiscal year 2016.

Total costs and expenses decreased to $6.6 million in Q2 2016 compared with $7.7 million in Q2 2015:

●	Cost of sales decreased to $5.4 million in Q2 2016 from $6.6 million in Q2 2015, due primarily to the decrease in overall sales. Cost of sales in Q2 2016 was high relative to net sales due to inefficiencies of the lower sales volume and costs incurred related to bringing the Company’s Waterford factory back up to full production level in anticipation of the peak building season. This was partially offset by higher margins on the commercial project completed in Q2 2016 typically associated with similar commercial projects.

●	Selling, general and administrative expenses was approximately $1.2 million in Q2 2016 as compared with $1.1 million in Q2 2015. This slight increase was the result of higher share-based compensation expense related to the restricted stock grant in June 2015, with three months of expense in 2016 versus only one month in 2015.

Operating loss amounted to approximately ($0.7 million) in Q2 2016 compared with approximately ($0.9 million) in Q2 2015.

Interest expense amounted to approximately $0.4 million in each of Q2 2016 and Q2 2015.

During Q2 2015, the Company recorded a settlement gain of approximately $3.7 million as the result of the settlement agreement with the primary seller of KBS whereby, among other things, the principal amount on the seller’s note was reduced from $5.5 million to $2.5 million and the forgiveness of all then-accrued interest related to the note. There was no similar gain for the same period of 2016.

Overall net loss in Q2 2016 was approximately ($1.1 million), or ($0.49) per share, compared with net income of approximately $2.4 million, or $1.95 per diluted share, in Q2 2015. Weighted average diluted common shares outstanding was approximately 2,223,000 shares in Q2 2016 and 1,205,000 shares in Q2 2015. The increase in outstanding shares resulted primarily from the completion of a common stock rights offering in September 2015.

Balance Sheet as of June 30, 2016:

●	Cash and cash equivalents amounted to approximately $315,000 at June 30, 2016 compared with approximately $624,000 at December 31, 2015.

●	As previously announced, the Company entered into a loan and security agreement with Gerber Finance Inc. in February 2016, providing KBS with a credit facility with borrowing availability of up to $4.0 million. The outstanding balance under the line of credit amounted to approximately $3.3 million (net of deferred financing costs) at June 30, 2016.

●	The Company’s total long-term debt decreased to $9.8 million at June 30, 2016 compared to $11.4 million at December 31, 2015. In February 2016, the Company used $1.0 million of the proceeds from the Gerber Finance line of credit to reduce its debt owing to LSVI.

Management Comments:

“We are very pleased with the success of our recently completed commercial project, which contributed to a strong end to the second quarter,” said Dan Koch, ATRM’s president and chief executive officer. “This type of project validates our new strategy with respect to commercial projects. On the other hand, we were disappointed in the pace of the spring ramp-up in our residential business which caused us to delay the opening of our Waterford facility. This contributed to our lower than expected residential sales.”

“We will continue to implement our commercial business strategy,” Mr. Koch added. “As previously reported, we took on fewer commercial projects during 2014 and 2015 while we completed the ‘legacy’ commercial projects we had assumed at the time of the KBS acquisition in April 2014 and implemented necessary management, operational, and contractual improvements to resume these complex projects. We recently completed the service work on the ‘legacy’ projects and have booked new commercial business with project scopes and terms that are more favorable to KBS. The most recently completed commercial project is an example which we would like to repeat. We believe that these types of projects will be a key component to growing overall sales for KBS.”

“We are optimistic about the remainder of fiscal year 2016,” Mr. Koch continued. “We are confident in our ability to deliver quality to our customers. With the ‘legacy’ project problems behind us and the strides we have made in improving operational efficiencies and controlling costs, we feel we are positioned well for a strong second half. Both factories are now fully operational, we have a strong backlog of approximately $8.1 million as of June 30th and our builders continue to forecast a busy remainder of the building season and through the end of the year. We will continue to follow our strategy with respect to new commercial business and opportunistically bring on those commercial projects which add value to the Company.”

“We have also added new residential builders and expect to continue to grow residential sales during the remainder of 2016. We expect total sales and our bottom line performance to improve through the end of the year. We continue to believe KBS is capable of generating annual revenues of $40 million and operating profit margins of 5-10%. Our goal is to reach the lower end of this profit margin range by the end of fiscal year 2016.”

About ATRM Holdings, Inc.

ATRM Holdings, Inc. (OTCQX: ATRM), through its wholly-owned subsidiaries KBS Builders, Inc. and Maine Modular Haulers, Inc., manufactures modular housing units for commercial and residential applications. ATRM is based in St. Paul, Minnesota, with facilities in South Paris and Waterford, Maine. ATRM’s website is www.atrmholdings.com.

Forward-Looking Statements

This press release may contain “forward-looking statements”, as such term is used within the meaning of the Private Securities Litigation Reform Act of 1995. These “forward-looking statements” are not based on historical fact and involve assessments of certain risks, developments, and uncertainties in the Company’s business looking to the future. Such forward-looking statements can be identified by the use of terminology such as “may”, “will”, “should”, “expect”, “anticipate”, “estimate”, “intend”, “continue”, or “believe”, or the negatives or other variations of these terms or comparable terminology. Forward-looking statements may include projections, forecasts, or estimates of future performance and developments. These forward-looking statements are based upon assumptions and assessments that the Company believes to be reasonable as of the date hereof. Whether those assumptions and assessments will be realized will be determined by future factors, developments, and events, which are difficult to predict and may be beyond the Company’s control. Actual results, factors, developments, and events may differ materially from those the Company assumed and assessed. Risks, uncertainties, contingencies, and developments, including those discussed in the Company’s filings with the Securities and Exchange Commission, could cause the Company’s future operating results to differ materially from those set forth in any forward-looking statement. There can be no assurance that any such forward-looking statement, projection, forecast or estimate contained can be realized or that actual returns, results, or business prospects will not differ materially from those set forth in any forward-looking statement. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments.

Contact:	Stephen A. Clark
ATRM Holdings, Inc.
(651) 704-1800

ATRM Holdings, Inc.

 Consolidated Statements of Operations

 (Unaudited)

 (in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015

Net sales	$5,901	$6,800	$10,952	$13,601
Costs and expenses:
Cost of sales	5,406	6,620	10,840	13,502
Selling, general and administrative expenses	1,160	1,113	2,187	2,130
Total costs and expenses	6,566	7,733	13,027	15,632

Operating loss	(665)	(933)	(2,075)	(2,031)
Other income (expense):
Interest expense	(423)	(402)	(724)	(789)
Change in fair value of contingent earn-out	1	—	2	—
Settlement gain	—	3,687	—	3,687
Income (loss) from operations before income taxes	(1,087)	2,352	(2,797)	867
Income tax (expense)	(1)	(2)	(5)	(2)
Net income (loss)	$(1,088)	$2,350	$(2,802)	$865

Income (loss) per share:
Basic	$(0.49)	$1.98	$(1.27)	$0.73
Diluted	$(0.49)	$1.95	$(1.27)	$0.72

Weighted average common shares outstanding:
Basic	2,223	1,186	2,214	1,186
Diluted	2,223	1,205	2,214	1,196

ATRM Holdings, Inc.

 Consolidated Balance Sheets

 (Unaudited)

 (in thousands, except per share data)

	June 30, 2016	December 31, 2015
ASSETS

Current assets:
Cash and cash equivalents	$315	$624
Accounts receivable, net	2,319	2,563
Costs and estimated profit in excess of billings	1,173	472
Inventories	1,163	1,241
Fair value of contingent earn-out, current	363	329
Other current assets	163	173
Total current assets	5,496	5,402

Property, plant and equipment, net	4,210	4,452

Fair value of contingent earn-out, noncurrent	380	548
Goodwill	1,733	1,733
Intangible assets, net	1,254	1,355

Total assets	$13,073	$13,490

LIABILITIES AND SHAREHOLDERS' DEFICIT

Current liabilities:
Note payable – revolving line of credit	$3,337	$—
Current portion of long-term debt	1,145	1,105
Trade accounts payable	4,185	3,491
Billings in excess of costs and estimated profit	696	765
Accrued compensation	285	104
Other accrued liabilities	1,679	1,984
Total current liabilities	11,327	7,449

Long-term debt, less current portion	8,640	10,252
Deferred income taxes	17	13

Commitments and contingencies

Shareholders’ deficit:
Common stock, $.001 par value; 3,000,000 shares authorized; 2,266,219 and 2,206,219 shares issued and outstanding at June 30, 2016 and December 31, 2015, respectively	2	2
Additional paid-in capital	69,540	69,425
Accumulated deficit	(76,453)	(73,651)
Total shareholders’ deficit	(6,911)	(4,224)

Total liabilities and shareholders’ deficit	$13,073	$13,490